===============================================================================

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                             (Amendment No. 1)*

                             Ellomay Capital Ltd.

-------------------------------------------------------------------------------

                                (Name of Issuer)

                                Ordinary Shares

-------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                   M39927104

-------------------------------------------------------------------------------

                                 (CUSIP Number)

                                December 31, 2009

-------------------------------------------------------------------------------

             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [ ] Rule 13d-1(b)

                             [X] Rule 13d-1(c)

                             [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and

for any subsequent   amendment   containing   information  which  would  alter

disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of

1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be  subject  to all other  provisions  of the Act  (however, see the

Notes).

CUSIP NO. M39927104

SCHEDULE 13G

PAGE 2 OF 8 PAGES

--------------------------------------------------------------------------------

1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION

                  NO. OF ABOVE PERSON

                  BIP GP LLC (F/K/A WEISS ASSET MANAGEMENT LLC) (See Item II)

--------------------------------------------------------------------------------

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]

                 (B) [ ]

--------------------------------------------------------------------------------

3.                SEC USE ONLY

--------------------------------------------------------------------------------

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

--------------------------------------------------------------------------------

                               5.     SOLE VOTING POWER

                                      0

   NUMBER OF                  --------------------------------------------------

    SHARES                     6.     SHARED VOTING POWER

 BENEFICIALLY

   OWNED BY                           2,410,658

    EACH                      --------------------------------------------------

  REPORTING                    7.     SOLE DISPOSITIVE POWER

   PERSON

    WITH:                             0

                              --------------------------------------------------

                               8.     SHARED DISPOSITIVE POWER

                                      2,410,658

--------------------------------------------------------------------------------

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,410,658

--------------------------------------------------------------------------------

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                  CERTAIN SHARES*                                          [ ]

--------------------------------------------------------------------------------

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.3%

--------------------------------------------------------------------------------

12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company

CUSIP NO. M39927104

SCHEDULE 13G

PAGE 3 OF 8 PAGES

--------------------------------------------------------------------------------

1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION

                  NO. OF ABOVE PERSON

                 WEISS ASSET MANAGEMENT LP (F/K/A WEISS CAPITAL LLC) (See Item II)

--------------------------------------------------------------------------------

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]

                 (B) [ ]

--------------------------------------------------------------------------------

3.                SEC USE ONLY

--------------------------------------------------------------------------------

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

--------------------------------------------------------------------------------

                               5.     SOLE VOTING POWER

                                      0

   NUMBER OF                  --------------------------------------------------

    SHARES                     6.     SHARED VOTING POWER

 BENEFICIALLY

   OWNED BY                           1,298,046

    EACH                      --------------------------------------------------

  REPORTING                    7.     SOLE DISPOSITIVE POWER

   PERSON

    WITH:                             0

                              --------------------------------------------------

                               8.     SHARED DISPOSITIVE POWER

                                      1,298,046

--------------------------------------------------------------------------------

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,298,046

--------------------------------------------------------------------------------

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                  CERTAIN SHARES*                                          [ ]

--------------------------------------------------------------------------------

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.8%

--------------------------------------------------------------------------------

12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company

CUSIP NO. M39927104

SCHEDULE 13G

PAGE 4 OF 8 PAGES

--------------------------------------------------------------------------------

1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION

                  NO. OF ABOVE PERSON

                  ANDREW M. WEISS, PH.D.

--------------------------------------------------------------------------------

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]

                  (B) [ ]

--------------------------------------------------------------------------------

3.                SEC USE ONLY

--------------------------------------------------------------------------------

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

--------------------------------------------------------------------------------

                               5.     SOLE VOTING POWER

                                      0

   NUMBER OF                  --------------------------------------------------

    SHARES                     6.     SHARED VOTING POWER

 BENEFICIALLY

   OWNED BY                           3,708,704

    EACH                      --------------------------------------------------

  REPORTING                    7.     SOLE DISPOSITIVE POWER

   PERSON

    WITH:                             0

                              --------------------------------------------------

                               8.     SHARED DISPOSITIVE POWER

                                      3,708,704

--------------------------------------------------------------------------------

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,708,704

--------------------------------------------------------------------------------

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                  CERTAIN SHARES*                                          [ ]

--------------------------------------------------------------------------------

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.0%

--------------------------------------------------------------------------------

12.               TYPE OF REPORTING PERSON*

                  IN

================================================================================

ITEM 1.

      (a) Name of Issuer:  Ellomay Capital Ltd.

                         -----------------------------------

CUSIP NO. M39927104

SCHEDULE 13G

PAGE 5 OF 8 PAGES

      (b) Address of Issuer's Principal Executive Offices:

9 Rothschild St., Tel Aviv 66881, Israel

-------------------------------------------------------

ITEM 2.

      (a) and (c): Name and Citizenship of Persons Filing:

(i) BIP GP LLC, a Delaware limited liability company ("BIP GP"). Prior to January 29, 2010, BIP GP operated under the name Weiss Asset Management LLC.

(ii) Weiss Asset Management LP, a Delaware limited partnership ("Weiss Asset Management"). Prior to February 1, 2010, Weiss Asset Management was structured as a Delaware limited liability company operating under the name Weiss Capital LLC.

      (iii) Andrew M. Weiss, Ph.D., a United States citizen.

      (b):  Address of Principal Business Office:

      BIP GP, Weiss Asset Management, and Dr. Weiss have a business address of 29 Commonwealth Avenue, 10th Floor, Boston, Massachusetts 02116

      (d) Title of Class of Securities:  Ordinary Shares

                                       -----------------

      (e) CUSIP Number:     M39927104

                       ------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK

        WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act

              (15 U.S.C. 78o).

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act

              (15 U.S.C. 78c).

     (d)  [ ] Investment  Company  registered  under section 8 of the Investment

              Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [ ] Investment  Adviser registered under section 203 of the Investment

              Advisers Act or under the laws of any State

     (f)  [ ] Employee  Benefit  Plan,  Pension  fund  which is  subject to the provisions of the Employee  Retirement  Income Security Act of

              1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

     (g)  [ ] A Parent Holding Company  or  control  person, in  accordance with

              Section 240.13d-1(b)(ii)(G)(Note: See Item 7)

     (h)  [ ] A Savings  Association  as defined in Section  3(b) of the Federal

              Deposit Insurance Act (12 U.S.C. 1813)

     (i)  [ ] A  Church  Plan  that  is  excluded  from  the  definition  of  an investment  company under Section  3(c)(14) of the Investment

              Company Act of 1940 (15 U.S.C. 80a-3)

     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

CUSIP NO. M39927104

SCHEDULE 13G

PAGE 6 OF 8 PAGES

ITEM 4.   OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item I.

      BIP GP*

      (a) Amount Beneficially Owned:    2,410,658

                                     -------------------------------------------

      (b) Percent of Class:     3.3%

                            ----------------------------------------------------

      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0

   ------------------------

         (ii) shared power to vote or to direct the vote:  2,410,658

    -----------------------

         (iii)sole power to dispose or to direct the disposition of:  0

                -----------

         (iv) shared power to dispose or to direct the disposition of: 2,410,658

                  ---------

      WEISS ASSET MANAGEMENT**

      (a) Amount Beneficially Owned:    1,298,046

                                     -------------------------------------------

      (b) Percent of Class:     1.8%

                            ----------------------------------------------------

      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0

   ------------------------

         (ii) shared power to vote or to direct the vote:  1,298,046

    -----------------------

         (iii)sole power to dispose or to direct the disposition of:  0

                -----------

         (iv) shared power to dispose or to direct the disposition of: 1,298,046

                  ---------

      ANDREW M. WEISS, PH.D.***

      (a) Amount Beneficially Owned:    3,708,704

                                     -------------------------------------------

      (b) Percent of Class:     5.0%

                            ----------------------------------------------------

      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0

   ------------------------

         (ii) shared power to vote or to direct the vote:  3,708,704

    -----------------------

         (iii)sole power to dispose or to direct the disposition of:  0

                -----------

         (iv) shared power to dispose or to direct the disposition of: 3,708,704

                  ---------

-----------------------

CUSIP NO. M39927104

SCHEDULE 13G

PAGE 7 OF 8 PAGES

* Shares reported for BIP GP include shares beneficially owned by a private investment  partnership of which BIP GP is the sole general partner.

** Shares reported for Weiss Asset Management include shares beneficially owned by a private investment corporation of which Weiss Asset Management is the sole investment manager.

*** Shares reported for Andrew Weiss include shares beneficially owned by a private investment partnership of which BIP GP is the sole general partner and which may be deemed to be controlled by Mr. Weiss, who is the Managing Member of BIP GP, and also include shares held by a private investment corporation which may be deemed to be controlled by Mr. Weiss, who is the managing member of the general partner of Weiss Asset Management, the Investment Manager of such private investment corporation.

Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein. The percent of class computations are based on 73,786,428 ordinary shares issued and outstanding as of March 15, 2009 as set forth in the Issuer’s annual report on Form 20-F filed on March 31, 2009.

As of February 1, 2010, Weiss Asset Management became the sole investment manager of the private investment partnership of which BIP GP is the sole general partner and, as of such date, may be deemed to beneficially own the shares beneficially owned by such private investment partnership.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable

ITEM 7.  IDENTIFICATION  AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE

         SECURITY  BEING  REPORTED  ON BY  THE PARENT HOLDING COMPANY OR CONTROL

         PERSON

      Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable

CUSIP NO. M39927104

SCHEDULE 13G

PAGE 8 OF 8 PAGES

ITEM 10.  CERTIFICATION

By signing  below,  I certify that, to the best of my knowledge and belief,  the securities  referred to above were not acquired and are not held for the purpose of or with the effect of  changing or  influencing  the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information  set forth in this statement is true,  complete and correct.

Dated:  February 12, 2010

                         BIP GP LLC (Formerly WEISS ASSET MANAGEMENT LLC)

                            By:  /s/ Georgiy Nikitin

                            -----------------------------------

                            Georgiy Nikitin, Chief Compliance Officer

                         WEISS ASSET MANAGEMENT LP (Formerly WEISS CAPITAL LLC)

                            By:  /s/ Georgiy Nikitin

                            -----------------------------------

                            Georgiy Nikitin, Chief Compliance Officer

                            By:  /s/ Georgiy Nikitin

                            -----------------------------------

                            Attorney-in-Fact for Andrew Weiss